Morrison Health Care, Inc.

  Exhibit 22.1          List of Subsidiaries


  State of Incorporation - Pennsylvania
            Custom Management Corporation
            Custom Management Corporation of Pennsylvania
            Morrison Custom Management Corporation of
  Pennsylvania
            John C. Metz & Associates

  State of Incorporation - Texas
            Morrison's Health Care of Texas, Inc.